UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2006
KOS PHARMACEUTICALS, INC
(Exact name of registrant as specified in its charter)

FLORIDA	000-22171	65-0670898

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1 CEDAR BROOK DRIVE
CRANBURY, NJ 08512-3618
(Address of principal executive offices)
609-495-0920
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a—12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 28, 2006, each of the Audit Committee and the Governance, Compliance and Nominating Committee of the Board of Directors (collectively, the “Committees”) of Kos Pharmaceuticals, Inc. (the “Company”) approved limited use of a private jet fractionally-owned by Michael Jaharis, the Company’s Chairman Emeritus and principal shareholder, or an entity under his control, to transport members of the Company’s board of directors and senior management accompanying Mr. Jaharis to or from Company-related meetings or for Company-related business on limited occasions.
     The Committees determined that there may be instances where the Company would derive substantial benefits as a result of having members of its board of directors and senior management travel via private jet. The Committees considered a number of situations where commercial airline travel may be impracticable or where the business interests of the Company would be served by having members of management or the board travel together by private jet, as a result of time saved, more productive use of time, confidentiality of discussions, and other circumstances where the business interests of the Company would be served. For such occasions, the Committees authorized reimbursement for a pro rata portion of the actual hourly costs to operate the jet multiplied by the number of hours attributable to Company-related business, taking into account the number of Company personnel and/or board members traveling on board with Mr. Jaharis, and provided that reimbursement will in no event exceed the actual cost for use and operation of the jet. The Committees will monitor the Company’s use of and reimbursement for the jet on an ongoing basis to ensure such use and reimbursement is reasonable and consistent with the Company’s policies and practices.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOS PHARMACEUTICALS, INC.
By: /s/ Andrew I. Koven
Name:	Andrew I. Koven
Title:	Executive Vice President, General Counsel & Corporate Secretary

Dated: March 3, 2006

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